LEASE AGREEMENT

between

GKI INDUSTRIAL PHOENIX, LLC,
a Delaware limited liability company

as Landlord

and

POWERLINK DIGITAL PARTNERS ARIZONA LLC,
an Arizona limited liability company

as Tenant

TABLE OF CONTENTS

LEASE AGREEMENT

DATE: January 6, 2026 (the "**Effective Date**")

PARTIES: GKI INDUSTRIAL PHOENIX, LLC,
a Delaware limited liability company
"**Landlord**"

POWERLINK DIGITAL PARTNERS ARIZONA LLC,
an Arizona limited liability company
"**Tenant**"

AGREEMENT:

In consideration of the following terms and conditions, the parties agree as follows:

1. BASIC LEASE PROVISIONS AND DEFINITIONS.

1.1 **Street Address of Premises:** 2410 W. 14th St., Tempe, Arizona 85281.

1.2 **Landlord's Notice Address:** c/o ViaWest Properties, LLC, 2390 E. Camelback Road, Suite 305, Phoenix, AZ 85016.

1.3 **Tenant's Notice Address:** at the Premises.

1.4 **Complex:** The buildings, consisting of 81,038 rentable square feet located at 2404 W. 14th St., 2410 W. 14th St., 2414 W. 14th St., and 2420 W. 14th St. in Tempe, Arizona 85281, and the surrounding land and Common Area (as said term is defined in Section 6 below), commonly known as "The Clusters", shown on **Exhibit "C"** and legally described on **Exhibit "B"**, each attached hereto. Landlord shall have the right from time to time, exercisable in its sole discretion, to add or subtract, land and buildings to/from the Complex. For the avoidance of doubt, at no time will the Complex include any of the buildings, or the land, and/or Common Areas associated therewith, that are not then-owned by Landlord or one of its affiliates.

1.5 **Premises:** Approximately 11,809 rentable square feet of space, as depicted on **Exhibit "D"**, attached hereto, together with all appurtenances thereto, which figure is conclusively agreed upon by the parties to be the rentable square footage figure in regard to this Lease, even though the actual rentable square footage of the Premises might be higher or lower. The Premises is located within a single story building addressed as 2410 W. 14th St., Tempe, Arizona 85281 (the "**Building**"). Tenant is the sole occupant of the Building.

1.6 **Lease Term:** Three (3) Lease Years, plus (if applicable) that portion of any calendar month from the Commencement Date to the last day of the calendar month in which the

Commencement Date occurs, plus, if extended, renewed, or held over, any extension(s), renewal(s), or holding over thereof.

1.7 **Pro Rata Share:** A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Complex, which, as of the Effective Date, is agreed to be 81,038 rentable square feet. As of the Effective Date, Tenant's Pro Rata Share is 14.57%. Tenant's Pro Rata Share of the Building is 100%.

1.8 **Operating Expenses:** Defined in Section 8.

1.9 **Real Estate Taxes:** Defined in Section 8.

1.10 **Lease Year:** The twelve (12) full calendar month period commencing on the Commencement Date and each anniversary thereof, unless the Commencement Date does not fall on the first day of a month in which event the first Lease Year shall commence on the first day of the month immediately following the month in which the Commencement Date occurs. Each subsequent Lease Year shall commence on the anniversary of the first Lease Year. The first Lease Year shall include any initial partial calendar month.

1.11 **Annual Base Rent:** The Annual Base Rent for the Premises shall be as follows:

Months	Annual Base Rent
February 1, 2026 – January 31, 2027	$191,305.80
February 1, 2027 – January 31, 2028	$198,958.08
February 1, 2028 – January 31, 2029	$206,916.36

1.12 **Monthly Installment:** The Monthly Installments of Annual Base Rent for the Premises shall be as follows:

Months	Monthly Installment
February 1, 2026 – January 31, 2027	$15,942.15
February 1, 2027 – January 31, 2028	$16,579.84
February 1, 2028 – January 31, 2029	$17,243.03

1.13 **Additional Rent:** All additional payment obligations of Tenant, including but not limited to Operating Expenses, Real Estate Taxes and any other charges or fees and any cost incurred by Landlord on behalf of Tenant as provided in this Lease.

1.14 **Security Deposit:** $97,852.92, to be paid upon execution of this Lease by Tenant.

1.15 **Common Area:** Defined in Section 6.

1.16 **Delivery Date:** The date Landlord shall deliver possession of the Premises to Tenant. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease on or about February 1, 2026 (the "**Estimated Delivery Date**"). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then: (a) the validity of this Lease shall not be affected or

impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any.

1.17 **Commencement Date:** February 1, 2026. Upon determination, Tenant shall, upon Landlord's request, execute and deliver a written statement specifying the Commencement Date, Termination Date and other pertinent dates applicable to this Lease in the form that is attached hereto as **Exhibit "G"** and is by this reference incorporated herein.

1.18 **Termination Date:** January 31, 2029, which is the last day of the 36th full calendar month following the Commencement Date, unless sooner terminated as otherwise provided in this Lease.

1.19 **Permitted Use:** General office, storage, distribution, and warehouse use associated with the operation of a business that handles research, design, engineering, prototype manufacturing, fabrication, assembly and testing of mechanical and process systems, with parking not to exceed eleven (11) uncovered, unreserved parking spaces, and for no other purpose.

1.20 **Guarantor:** N/A.

1.21 **Truck well**: Tenant shall have the non-exclusive use of one (1) truck well position immediately adjacent to the east side of the Premises.

1.22 **Shipping Container**: Provided that there is no default under this Lease, on an occasional basis and solely related to limited and temporary unloading and loading for transportation, Tenant shall have the right to place no more than one (1) storage pod (in a size approved in advance by Landlord) (a "**storage container**") in the backlot of the Common Areas in a location mutually agreed to the parties ("**Storage Container Area**"), subject to applicable Laws and any restrictions provisions binding upon the Complex. During any period when Tenant has a storage container within the Storage Container Area, the Storage Container Area shall be deemed to be part of the Premises for the purposes of the insurance and indemnification provisions of this Lease, but not with respect to the calculation of Rent. If Tenant fails to use or maintain the storage container and/or Storage Container Area as required pursuant to this Lease or if Landlord receives a notice from governmental agency or other authority with jurisdiction over the Premises and/or the Complex that the storage container and/or the placement of the storage container in the Storage Container Area constitute a violation of applicable Law or if Landlord receives notice from a tenant at the Complex objecting to the placement of the storage container in the Storage Container Area (each, an "**Objecting Party**"), then Landlord may give notice thereof to Tenant and Tenant shall remove Tenant's storage container from the Storage Container Area in accordance with this Section within thirty (30) days following receipt of such notice, unless Tenant provides evidence reasonably acceptable to Landlord that Tenant has secured the required consent or approval with respect to continued use and storage of Tenant's storage container in the Storage Container Area from the applicable Objecting Party prior to expiration of such 30-day period or unless Tenant cures the default under the Lease with respect to any failure to properly use or maintain the storage container and/or Storage Area. Tenant's access of the storage container must

be utilized in a manner that minimizes the disruption of business operation at the Complex and minimizes disruption of the parking within the Complex and/or access in general to and within the Complex. All items, including goods, wares, merchandise, inventory, and other personal property of Tenant, shall be stored in the storage container at the sole risk of Tenant. Landlord or its agents shall not be liable for any loss or damage to persons or property or to the storage container itself including, without limitation, any damage resulting from fire, explosion, gas, electricity, water or rain, vandalism or theft or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant. Further, Landlord shall not be responsible for any maintenance, repair, or replacement of a storage container or related surrounding area.

1.23 **Generator**: Subject to Tenant receiving the consent and approval (and permits, if any) of any governmental authority having jurisdiction over the Premises, Tenant may install a backup electrical generator (in a size approved in advance by Landlord) in or adjacent to the Building in a location acceptable to Landlord (the "**Generator**") for the exclusive of Tenant. The Generator and Generator pad shall be constructed in accordance with plans and specifications approved in advance by Landlord, which plans may include fencing and such curbing as is necessary to contain any fuel spill. Tenant acknowledges that any fencing or curbing shall at the sole cost and expense of Tenant. Tenant will be obligated to remove the Generator and all related improvements and equipment in connection therewith upon termination or expiration of this Lease and repair any damage caused to surrounding areas as a result of same. Tenant shall be responsible for maintenance and repair of the Generator at its sole cost and expense, in compliance with all obligations of Tenant under this Lease governing maintenance and repair of the Premises and its personal property, and in compliance with all applicable Laws, including any environmental requirements, as well as any utilities to the Generator, if any. The Generator shall be deemed to be part of the Premises for the purposes of the insurance and indemnification provisions of this Lease, but not with respect to the calculation of Rent. Tenant shall defend, indemnify and hold harmless Landlord, and Landlord's employees and agents, for, from and against any and all third-party claims arising from existence of the General and/or Tenant's use of the Generator and/or Generator pad, and shall further defend, indemnify and hold harmless Landlord and Landlord's employees and agents, from and against any and all third-party claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising from any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Tenant shall be solely responsible for any increased cost of insurance maintained by Landlord solely as a result of the installation and use of the Generator. If Landlord receives notice from an Objecting Party, then Landlord may give notice thereof to Tenant and Tenant shall remove the Generator and Generator pad in accordance with this Section within thirty (30) days following receipt of such notice, unless Tenant provides evidence reasonably acceptable to Landlord that Tenant has secured the required consent or approval with respect to continued use of the Generator from the applicable Objecting Party prior to expiration of such 30-day period. Tenant's use of the Generator must be utilized in a manner that minimizes the disruption of business being operated at the Complex and minimizes disruption of the parking within the Complex and/or access in general to and within the Complex. Tenant's installation, use, and operation of the Generator shall be at the sole risk of Tenant. Landlord or its agents shall not be liable for any loss or damage to the Generator and/or Generator pad including, without limitation, any damage resulting from fire, explosion, gas, electricity, water

or rain, vandalism or theft or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant. The Generator shall be used only for backup power, and may not be used as a primary power source. Tenant acknowledges that Tenant's use of the Generator will be limited to use only in the case of an emergency in order to maintain power during power outages.

2. PREMISES.

Subject to the terms and conditions herein contained, Landlord hereby leases the Premises to Tenant, and Tenant hereby accepts and leases the Premises from Landlord for the Lease Term, unless sooner terminated pursuant to any provision hereinafter set forth. Landlord and Tenant agree that the number of rentable square feet described in Section 1.5 has been confirmed and conclusively agreed upon by the parties.

3. RENT PAYMENT.

3.1 **Amount and Manner**. Beginning on the Commencement Date, Tenant shall pay to Landlord Annual Base Rent in advance in equal Monthly Installments, without setoff or demand, on or before the first day of each calendar month during the Lease Term; provided, however, Monthly Installments for any fractional month at the commencement or expiration of the Lease Term shall be prorated based upon a thirty (30) day month. Monthly Installments of Annual Base Rent, Operating Expenses and Real Estate Taxes (collectively, "**Rent**") shall be payable by Tenant to Landlord at the address set forth in Section 1.2, above, or at such other place as Landlord shall hereinafter designate in writing, together with any sales, use or transaction privilege taxes legally levied or imposed thereon. The Monthly Installment of Annual Base Rent, Operating Expenses and Real Estate Taxes due from Tenant for the first full calendar month of the Term will be delivered to Landlord together with its delivery of this executed Lease and credited against Annual Base Rent, Operating Expenses and Real Estate Taxes due from Tenant for such full calendar month.

Tenant shall also pay to Landlord, in addition to and along with the Rent otherwise payable hereunder, a sum equal to the aggregate of any municipal, city, county, state or federal excise, sales, use or transaction privilege taxes legally levied or imposed, or hereafter legally levied or imposed, during the Lease Term, against or on account of the amounts payable hereunder or the receipt thereof by Landlord (except state, federal or any other income taxes imposed or levied against Landlord), which shall be paid monthly together with the installments of Rent due from Tenant as hereinabove or hereafter provided.

3.2 **Late Fees**. If any Rent is not received by Landlord on or before the fifth (5th) day of the applicable calendar month, Tenant agrees to pay Landlord an additional sum equal to five percent (5%) of the total amount overdue. Said charge is intended to defray Landlord's interest and administrative expenses, and Tenant acknowledges that such charge represents a fair and reasonable estimate of such expenses, and shall be due and payable for each full or partial calendar month that any Rent remains unpaid. Further, Landlord shall be entitled to charge a fee of $50.00, to cover its administrative expense, each time a check from Tenant is returned by a bank for insufficient funds.

3.3 **Interest**. In addition to the late charges referred to above, which are intended to defray Landlord's costs resulting from late payments, any late payment of Rent shall, at Landlord's option, bear interest from the due date of any such payment to the date same is paid at a rate equal to the greater of twelve percent (12%) per annum and the maximum lawful rate that Landlord may charge to Tenant under applicable Laws (as defined in Section 5.2 below). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant's default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

4. BASE BUILDING; INITIAL TENANT IMPROVEMENTS; INDEMNITY.

4.1 **Base Building**. Except as in regard to the Initial Tenant Improvements (as said term is defined in Section 4.2 below), Tenant accepts the Building, including the Premises, in its current "as-is" condition. As of the Delivery Date, the Premises, Building and all structural elements and Building systems (including, without limitation, the electrical, HVAC, and mechanical and plumbing systems, and including any portions of those systems that exclusively service the Premises) window systems, window coverings, and the fire and life safety systems will be in good working order and condition (normal wear and tear excepted).

4.2 **Initial Tenant Improvements**. Landlord will complete the tenant improvements, if any (the "**Initial Tenant Improvements**"), pursuant to the Work Letter that is **Exhibit "E"** attached hereto, which Exhibit is by this reference incorporated herein (the "**Work Letter**").

4.3 **Design and Construction Indemnity**. Without limiting the generality of Section 12.1 of this Lease, to the fullest extent allowed by Law, Tenant shall defend, indemnify and hold harmless Landlord, and Landlord's employees and agents, from and against any and all claims, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, arising from the incorporation of materials or design features specified by Tenant in Initial Tenant Improvements designed and constructed by Landlord. Tenant shall require its design professionals, contractors and subcontractors, if any, to include in a written contract a clause requiring said party(ies) to defend, indemnify and hold harmless Landlord and Landlord's employees and agents against claims arising from their services or labor on substantially the same terms as Tenant is required to defend, indemnify and hold harmless Landlord and Landlord's employees and agents against claims costs, attorneys' fees, expenses and liabilities arising from the Initial Tenant Improvements designed or constructed by Tenant.

5. OPERATION AND USE OF PREMISES.

5.1 **Use**. Tenant shall use the Premises for the Permitted Use set forth in Section 1.19 and for no other purpose.

5.2 **Legal Compliance**. Tenant shall, at its expense, comply with all Laws affecting the Complex regarding (a) Tenant's use and occupancy of the Premises, and its business and operations therein, (b) any of the Permitted Uses described in Section 1.19 above, (c) the condition of the Premises to the extent Tenant is responsible therefor pursuant to this Lease, and (d) improvements and equipment constructed in or installed upon the Premises by Tenant. Upon receipt of any notice of noncompliance, Tenant shall promptly notify Landlord in writing.

Landlord shall comply with all Laws relating to: (i) the Common Areas, (ii) the initial construction of the Building, and (iii) the exterior surfaces, structural elements, foundation and roof of the Building, and the costs and expenses associated with such compliance by Landlord shall be included in Operating Expenses. As used herein, "**Law**" and "**Laws**" means, as the context requires, any and all federal, state, and local laws, ordinances, rules and regulations, including without limitation, the American with Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Standards for commercial facilities) (the "**ADA**"), all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all ground or primary lease requirements and restrictive covenants affecting the Complex, in each case, as the same may be amended, modified, restated, and/or replaced from time to time.

Landlord makes no representation or warranty as to the suitability of the Premises for Tenant's intended use or operations, or the legality of Tenant's intended use, including under applicable Law, or whether Tenant's desired use is permitted under or conforms to the zoning for the Complex and Tenant acknowledges that it is solely responsible for ensuring, at Tenant's sole expense, that Tenant's use of the Premises complies with all applicable Laws including, without limitation, applicable zoning ordinances. Tenant shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building's structure or the Building's systems or subject the Premises to any use that would damage the Premises other than normal wear and tear (provided that "normal wear and tear" will not include any damage or deterioration or state of disrepair that could reasonably have been prevented by good maintenance or repair practices). Tenant shall obtain, at Tenant's expense and at Tenant's sole risk, all necessary zoning and use permits and approvals for Tenant's intended use.

5.3 **Objectionable Material**. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Complex or interfere with the use of their respective premises. Without Landlord's prior written consent, Tenant shall not receive, store, or otherwise handle any product, material or merchandise which is hazardous, toxic, explosive or highly flammable other than reasonable quantities thereof incidental to the conduct of Tenant's business which are stored, used and disposed of in compliance with all applicable legal requirements. Tenant shall promptly provide to Landlord a detailed list of such materials used in the conduct of Tenant's business. During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow in the Common Areas or the operation of loading and unloading areas of other tenants. All products, materials or goods must be stored within the Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas. Outside storage of any type of equipment, property or materials by Tenant, its agents, employees, customers or suppliers shall be permitted only with the prior written consent of Landlord.

5.4 **Rules and Regulations**. Landlord reserves the right from time to time to adopt and amend rules and regulations concerning use of the Common Area and Premises, with which Tenant agrees to comply ("**Rules and Regulations**"). A copy of the current Rules and Regulations is attached as **Exhibit "F"**. Landlord shall enforce the Rules and Regulations in a uniform and non-discriminatory manner, and shall use reasonable efforts to cause all tenants and occupants of the Building to comply with the Rules and Regulations. In the event of any conflict between this

Lease and the Rules and Regulations, this Lease shall control. Notwithstanding anything contained herein to the contrary, Tenant shall not be bound by any changes to the Rules and Regulations that will materially and adversely affect Tenant's access to or use of the Premises for the Permitted Use.

5.5 **Insurance Risk**. Without Landlord's prior written consent, Tenant shall not use the Premises in any way which could increase insurance rates, or disallow any sprinkler or other credits, or invalidate any policy of insurance with respect to the Premises, Building or Complex or Tenant's operations therein.

6. COMMON AREA.

The term "**Common Area**" means the entire area designed for common use or benefit within the Complex, including, without limitation, the parking areas, driveways, alleys, landscaped and vacant areas, and sidewalks. The Common Area shall at all times be subject to the exclusive control and management of Landlord or its agents or affiliates. Subject to the Rules and Regulations, as well as Tenant's compliance with all applicable Laws, the Common Area is hereby made available to Tenant and its employees, agents, customers, and invitees for their reasonable nonexclusive use in common with other tenants of the Complex, their employees, agents, customers, invitees and to Landlord. Tenant shall not in any manner obstruct, or permit the obstruction, of the Common Area. Tenant acknowledges that Landlord has the right and power to erect free standing buildings or other structures or facilities in the Common Area or elsewhere in the Complex; to expand, contract, improve or change the Common Area, including alter all means of exit and entrance and approaches thereto within the Complex; to alter the parking plan for the Complex; enter into, modify, and terminate easements and other agreements pertaining to the use and maintenance of the Common Area; to close all or any portion of the Common Area to such extent as may be necessary; to remove improvements; and to do and perform such other acts in and to the Common Area and improvements as Landlord shall determine to be advisable, providing same meets governmental codes and does not materially and adversely interfere with the Permitted Use. Landlord reserves the right to change the name of the Complex. No exhibit attached to this Lease nor any other materials provided by Landlord shall constitute a warranty or agreement as to the configuration of the Complex or the occupants thereof. Notwithstanding anything contained herein to the contrary, Landlord shall not exercise any of the foregoing rights in a manner that will (i) adversely and materially affect Tenant's use of the Premises for the Permitted Use; (ii) adversely and materially increase Tenant's obligations hereunder; (iii) adversely and materially decrease Tenant's rights hereunder, including, without limitation, the number and type of parking spaces specified in this Lease; and/or (iv) adversely and materially impair access to the Premises, in each case, as determined by Landlord.

7. MAINTENANCE OBLIGATIONS.

7.1 **Landlord's Responsibilities**. Landlord shall keep the Common Area, exterior lighting, exterior surfaces, structural elements, foundation and roof of the Building in good order and repair (normal wear and tear excepted) in conformance with standards applicable to similar industrial buildings in the geographical submarket in which the Building is located, and the expense of such activities shall be an Operating Expense. Notwithstanding the foregoing,

Landlord shall not be required to make any repairs which become necessary as a result of any act or omission of Tenant, its agents, representatives, contractors, employees or customers.

7.2 **Tenant's Responsibilities**. Throughout the Lease Term Tenant shall be responsible for the maintenance, repair, and replacement of the heating and air conditioning equipment (including, without limitation, motors, compressors, coils and heat exchangers) (collectively, the "**HVAC Equipment**") servicing the Premises. As part of Tenant's HVAC Equipment maintenance requirement, Tenant shall enter into and maintain a written contract for the regular maintenance (not less than quarterly) of the HVAC Equipment with a contractor licensed to do business in Arizona and otherwise satisfactory to Landlord. Tenant shall provide Landlord with a copy of the contract within ten (10) days after it is fully executed and shall provide Landlord with a copy of all reports and recommendation for service issued by the contractor. In the event Tenant fails to maintain the required HVAC Equipment maintenance contract, then Landlord shall have the right to obtain said maintenance contract, with the cost thereof to be billed by Landlord to Tenant as Additional Rent. Should Tenant fail to make payment to Landlord within seven (7) days of its receipt of an invoice for the cost of the maintenance contract, then: (i) the balance due will accrue interest thereon at the rate set forth in Section 3.3 of this Lease from the date of Tenant's receipt of Landlord's invoice until paid in full; and, (ii) without any further notice from Landlord being required, Tenant will be deemed to have caused an Event of Default to occur under Section 21.1 of this Lease. In addition to the foregoing, Tenant shall be obligated, at its sole cost and expense, to keep and maintain the remainder of the Premises including all: (a) plumbing, doors, windows, locks, and electrical facilities; (b) non-structural interior portions, systems and equipment; (c) interior surfaces of exterior walls; (d) interior moldings, partitions and ceilings; (e) slabs, floors and columns; (f) fixtures; and, (g) lighting, mechanical and components thereof or of other Building systems serving the Premises in good, safe and working order, condition and repair. Notwithstanding any language in the foregoing sentence that may be to the contrary, if any of the required repair or replacement work is not commenced by Tenant within five (5) days following Landlord's written request that it do so, then Landlord will thereupon coordinate and cause the needed work to be done, following which it will invoice Tenant as Additional Rent for the cost thereof. Should Tenant fail to make payment to Landlord within seven (7) days of its receipt of an invoice for the costs of said repair or maintenance work, then: (i) the balance due will accrue interest thereon at the rate set forth in Section 3.3 of this Lease from the date of Tenant's receipt of Landlord's invoice until paid in full; and, (ii) without any further notice from Landlord being required, Tenant will be deemed to have caused an Event of Default to occur under Section 21.1 of this Lease. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from its operation. Tenant shall clean its loading areas and front, side and other entrances on a regular and timely basis. If, after giving Tenant notice, Tenant has failed to clean its loading areas as provided herein, Landlord reserves the right to clean such areas at Tenant's expense. No trucks, tractors or similar vehicles, whether in use, empty or used as storage, can be parked anywhere on the Land other than in Tenant's own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. Tenant shall not bring in nor operate any motor vehicles in the Premises without the prior written permission of Landlord. Forklifts which operate on asphalt areas shall only use tires that do not damage the asphalt. Tenant may not perform washing, fueling, mechanical work or maintenance of any vehicles whatsoever in the Premises or

on the Common Areas. All damage done to the Complex on account of such activity shall be repaired at the expense of Tenant.

8. OPERATING EXPENSES AND REAL ESTATE TAXES.

Landlord and Tenant hereby agree that it is the intention of the parties that this Lease shall be absolutely net to Landlord, so that this Lease shall yield, net to Landlord, the Annual Base Rent specified in Section 1.11, which Annual Base Rent shall not be subject to deduction, abatement (except as expressly provided herein), counterclaim, recoupment or offset of any kind. In addition to the Monthly Installments of Annual Base Rent, commencing on the Commencement Date, Tenant shall pay on a monthly basis as Additional Rent during the Lease Term all costs and expenses of every kind relating to the Premises and/or Complex, including but not limited to Tenant's Pro Rata Share of "**Operating Expenses**", which shall mean the costs and expenses incurred by Landlord in managing, cleaning, operating, maintaining, repairing and insuring the Complex and the real property described on **Exhibit "B"**, and the amortized cost over the anticipated useful life of (as determined by Landlord in its reasonable discretion): (i) equipment used in maintenance; and (ii) capital improvements necessary to preserve or maintain the Complex and all improvements to the real property on which the Complex is situated or required by any Law (except in the event that capital improvements are required and incurred as a result of the act or negligence of Tenant or any Tenant Party, then repairs, replacements or improvements thereby necessitated shall be paid for by Tenant in full within thirty (30) days following Landlord's written request).

Operating Expenses shall include, but not be limited to, the total cost incurred for fire and extended coverage and liability insurance premiums due and payable with respect to the entire Complex; costs of any utilities and services provided by Landlord to the Complex and not paid directly by Tenant to the provider thereof; gardening, lawn and landscape care; paving maintenance, repair and replacement; line painting; sign maintenance; exterior maintenance and repair, including roofs and building exteriors; security equipment and services and the costs of personnel and contractors to implement said services; Landlord's financial obligations under any restrictive covenants, easement, declaration, development agreement, CC&R's or other similar document that are in effect on or after the Effective Date; and Landlord's management fees and administrative costs (Landlord's total management fee for the Complex shall not exceed a maximum of five percent (5%) of the gross receipts of the Complex, with gross receipts defined as the gross amount paid to Landlord as rent, fees, charges or otherwise for the use and/or occupancy of the Complex or for any services, equipment, or furnishings provided by Landlord in connection with such use and/or occupancy).

In addition, Tenant shall pay on a monthly basis as Additional Rent during the Lease Term its Pro Rata Share of the real estate taxes and installments of special assessments levied or assessed with respect to the Complex ("**Real Estate Taxes**") in the applicable year. Real Estate Taxes also include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Building or Complex, as applicable. In the event of any refund of Real Estate Taxes with respect to a year for which Tenant has paid its Pro Rata Share of Real Estate Taxes, Landlord shall, in Landlord's discretion, either promptly pay to Tenant its Pro Rata Share of the amount of the refund after deduction of Landlord's costs incurred in obtaining such refund, or apply such amount as a credit against

Tenant's future monthly installments of its Pro Rata Share of Real Estate Taxes.

Notwithstanding any language to the contrary that may be set forth in this Section 8, if any Operating Expenses or Real Estate Taxes are specifically identifiable as attributable solely to the Building in which the Premises are located, and the surrounding land and Common Area associated therewith, rather than to the Complex as a whole, then Landlord in its reasonable discretion can assess such Operating Expenses or Real Estate Taxes based on the calculation of Tenant's Pro Rata Share as being a fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building in which the Premises are located.

Tenant's Pro Rata Share of Operating Expenses and Real Estate Taxes shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord at the beginning of each twelve (12) month period commencing and ending on dates designated by Landlord, each installment being due on the first day of each calendar month. If at any time during such twelve (12) month period, it shall appear that Landlord has materially underestimated or overestimated Operating Expenses or Real Estate Taxes, Landlord may re-estimate Tenant's Pro Rata Share of Operating Expenses and Real Estate Taxes and may bill Tenant for any deficiency or credit Tenant for any surplus which may have accrued during such twelve (12) month period and thereafter the monthly installment payable by Tenant shall also be adjusted. Within one hundred (100) days after the end of each such twelve (12) month period (or as soon thereafter as Landlord is able to do so), Landlord shall deliver to Tenant a statement of Operating Expenses and Real Estate Taxes for such twelve (12) month period and the monthly installments paid or payable shall be adjusted between Landlord and Tenant, and each party hereby agrees that Tenant shall pay Landlord or Landlord shall credit Tenant's account (or, if such adjustment is at the end of the Lease Term, pay Tenant), within thirty (30) days of receipt of such statement, the amount of any excess or deficiency in Tenant's Pro Rata Share of Operating Expenses and Real Estate Taxes paid by Tenant to Landlord during such twelve (12) month period. Failure of Landlord to provide the statement called for hereunder within the time prescribed shall not relieve Tenant from its obligations hereunder.

Provided Tenant is not in default hereunder, Tenant, at its cost, shall have the right to inspect or audit, in Landlord's offices, during Landlord's usual business hours, within the one hundred twenty (120) day period following delivery of the Expense Statement, Landlord's records of the Operating Expenses referred to in such statement. Any such independent certified public accountant or other professional utilized by Tenant in respect to any such inspection or audit shall not be engaged on a contingency fee or similar basis, but shall only be engaged on the basis of a fixed fee or fixed hourly rate schedule. Tenant shall pay the costs of such audit or inspection, including One Hundred Dollars ($100.00) per hour for Landlord's or the property manager's or employees' time in excess of three (3) hours per year devoted to any such inspection or audit, so as to reimburse Landlord for Landlord's overhead costs allocable to the inspection or audit; provided, however, that if the Expense Statement for the time period in question is determined to be in error, resulting in an overcharge by Landlord of more than five percent (5%) during the applicable period under review, Landlord shall pay the reasonable inspection/audit costs, not to exceed however the sum of two thousand five hundred dollars ($2,500.00), and Landlord shall waive any hourly fee due to Landlord for such overhead costs. Tenant may not conduct an inspection or have an audit performed pursuant to this paragraph more than once during any

calendar year. Tenant shall maintain the results of such audit and inspection as confidential, and Tenant shall cause any third party performing the inspection/audit to likewise maintain the results of such audit or inspection as confidential; provided, however, that such obligations of confidentiality shall not prohibit disclosure of such information to the extent required in any arbitration proceeding hereunder or in any litigation or other similar proceeding between Landlord and Tenant hereunder or as may be otherwise required by governmental requirement. If within such one hundred twenty (120) day period neither party hereto delivers to the other party a notice referring in reasonable detail to one or more errors in such statement, it shall be deemed conclusively that the information set forth in the Expense Statement is correct, complete and binding on the Landlord and Tenant.

9. REPAIRS-ALTERATIONS.

Tenant shall not damage the Premises and shall not permit waste to the Premises. Tenant shall not make any improvements, additions or alterations to the Premises, or install any equipment which defaces the Building interior or exterior or negatively affects the structural or mechanical components of the Building, without the prior written consent of Landlord. No machinery or equipment shall be bolted or otherwise physically attached to the floors or walls of the Premises without the prior written consent of Landlord. Landlord's consent may be conditioned upon any such machinery, equipment, improvements, additions or alterations being removed at Tenant's expense upon the expiration or earlier termination of this Lease. Tenant shall pay for any repairs resulting from the removal of any such machinery, equipment, improvements, additions or alterations.

10. UTILITIES AND OTHER SERVICES.

(a) Tenant will contract and pay directly for any janitorial services that it determines to be necessary in regard to the operation of its business at the Premises. Tenant shall also timely pay for all water, electricity, heat, light, power, telephone, sewer, sprinkler services and other utilities and services (other than sprinkler services which will be billed as a component of Operating Expenses) used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises. On the Delivery Date, if the Premises are separately metered for electricity or any other utility, Tenant will cause an account(s) to be opened in its own name and shall pay directly to the appropriate supplier the cost of such utilities serving the Premises. Water and sewer charges, to the extent not separately metered, are billed as a component of Operating Expenses. Tenant agrees to limit use of water and sewer for normal breakroom and restroom use. At Tenant's expense, Landlord may cause any utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. Landlord shall not be liable for damages for failure of heat, hot or cold water, air conditioning, sewer service, electric current, gas, or any other service by reason of breakdown of plant, equipment, or apparatus, shut-down of any portion of the plant, equipment, or apparatus related to such services for necessary repairs or alterations or due to unavailability of fuel, water or any other substance or utility, war, civil disturbance, strike, lockout, fire, flood, casualty, governmental regulations, or other conditions beyond Landlord's reasonable control.

(b) Notwithstanding anything to the contrary contained herein, if (i) any Essential Service (as defined in the following sentence) is discontinued for more than thirty (30) consecutive days following written notice thereof from Tenant to Landlord; (ii) such discontinuance results solely from Landlord's negligent or willful act or omission, and does not also result in whole or in part from any event of force majeure (as described in Section 28.7 below) or requirement of governmental authority having jurisdiction over the Premises; and (iii) such discontinuance renders all or any significant portion of the Premises untenantable and all or such portion of the Premises is not used by Tenant for the conduct of its business, in each case as determined by Landlord, then Monthly Installments of Annual Base Rent and Additional Rent (except to the extent any Additional Rent related to any of Landlord's services performed in such portion of the Premises that remains used by Tenant) shall thereupon abate, based upon the portion of the Premises so rendered untenantable and not used by Tenant until such discontinuance is remedied. "**Essential Service**" means any of the following: heating, air-conditioning (as seasonally required), electricity, water or plumbing. The abatement provided for in this subsection shall not apply to any discontinuance of an Essential Service caused by casualty or condemnation.

11. LANDLORD'S ACCESS.

Upon no less than one (1) business day's prior notice, except in an emergency, Landlord may enter the Premises during the Lease Term at all reasonable hours for the purpose of inspection, verifying Tenant's compliance with this Lease or making repairs or improvements to the Premises or any other portion of the Building, or for the purpose of exhibiting the same to prospective purchasers, brokers, lenders or others, or during the last twelve (12) months of the Lease Term, to prospective tenants. In an emergency or other life threatening circumstance, Landlord may enter the Premises at any time without notice to take such action as Landlord deems to be prudent or necessary.

12. INDEMNITY AND NON-LIABILITY.

12.1 **Tenant Indemnity**. Tenant shall defend, indemnify and hold harmless Landlord, and Landlord's employees and agents, for, from and against any and all third-party claims arising from Tenant's use of the Premises, Building or Complex, or from the conduct of Tenant's business or from any activity, work, or thing done, permitted, or suffered by Tenant in or about the Premises or the Building or Complex, and shall further defend, indemnify and hold harmless Landlord and Landlord's employees and agents, from and against any and all third-party claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising from any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord. Notwithstanding any foregoing provisions hereof to the contrary, Tenant shall have no obligation to indemnify Landlord from and against any claims to the extent arising from the gross negligence or willful misconduct of Landlord, its employees or agents. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

12.2 **Liens**. Tenant shall have no power to do any act, or to make any contract, that may create, or be the foundation for, any lien against the Premises, the Building, the Complex, or any portion thereof; and, should any such lien be filed, Tenant, at its own cost and expense, shall bond for or discharge the same within thirty (30) days after notice of the filing thereof. Tenant agrees to pay all sums of money in respect of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Premises which may be secured by any mechanic's, materialmen's or other lien against the Premises or Landlord's interest therein and will cause each such lien to be discharged at the time performance of any obligation secured thereby matures, provided that Tenant may contest such lien upon posting a surety bond pursuant to A.R.S. § 33-1004, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in each such event Tenant shall forthwith pay and discharge said judgment. Additionally, Tenant shall include the following language in all contracts related to improvements or other work performed related to the Premises:

"Pursuant to A.R.S §33-981 notice is hereby given that improvements made by any party upon the Premises are not authorized, as that term relates to interests in liens under §33-981, by Landlord or its agents, and that all improvements are being made at the instance of the "Tenant".

12.3 **Non-liability**. Notwithstanding anything to the contrary herein, unless directly resulting from both facilities controlled by Landlord and from Landlord's grossly negligent act or omission, Landlord shall not be liable to Tenant for any damage occasioned by: plumbing, electrical, gas, water, steam or other utility pipes, systems, and facilities, or by the bursting, stopping, leaking or running of any tank, washstand, closet or waste or other pipes in or about the Premises or Building by water being upon or coming through the roof, or any skylight, vent, trapdoor or otherwise or arising from any act or omission of any third party, tenant, or occupant of the Complex (or such tenant or occupant's employees, agents, or contractors).

13. INSURANCE.

13.1 **Liability Coverage**. Tenant shall, at its expense, obtain and keep in force during the Lease Term, a commercial general liability insurance policy with a single limit of not less than $2,000,000 per occurrence covering bodily injury to one or more persons and property damage with deductibles in an amount reasonably satisfactory to Landlord. All policies of insurance required to be provided hereunder by Tenant shall be issued by insurer(s) licensed and qualified to do business in the State of Arizona, with a current A.M. Best Company rating of at least A:VII. The policies shall be primary and shall name Landlord and any Mortgagee (as defined in Section 17) as additional insured(s) and shall cover the entire Complex. Tenant shall increase its liability coverage as may be reasonably requested by Landlord from time to time. Increases to insurance coverages shall be tied to reasonable market requirements for similar tenants in comparable buildings or required by Landlord's lender/insurance carrier. The establishment of insurance requirements shall not limit the liability of Tenant under this Lease.

Landlord shall, as a portion of Operating Expenses, obtain and keep in force with a financially responsible insurance company, during the Lease Term, a commercial general liability insurance policy with a combined single limit of not less than $3,000,000 covering bodily injury

to one or more persons and property damage.

13.2 **Certificates**. On or before the date Tenant is in possession of the Premises or any portion thereof, Tenant shall deliver to Landlord certificates of insurance, making specific reference to the Complex and the Premises, evidencing the existence and amounts of the policies of insurance required pursuant to this Section 13, as well as the deductibles. Tenant shall, at least thirty (30) days prior to the expiration of such policy, furnish Landlord with renewals or "binders" thereof.

It is expressly understood by Tenant that the receipt of any required insurance certificate(s) by Landlord hereunder does not constitute agreement that the insurance requirements of this Section 13 have been fully met or that the insurance policies indicated on the certificate are in compliance with all requirements of this Section 13. Further, the failure of Landlord to obtain certificates or other evidence of insurance from the Tenant shall not be deemed a waiver by Landlord. Non-conforming insurance shall not relieve Tenant of its obligation to provide the insurance specified herein. Any failure of Tenant to obtain, maintain, or provide copies or certificates of any insurance required hereunder shall constitute a material and continuing breach of this Lease.

13.3 **Property Coverage**. Tenant shall maintain in effect, with a financially responsible insurance company, "All Risk" (or "Special Form") policies of property insurance covering the full insurable value of all improvements, additions or alterations to the Premises (including the Initial Tenant Improvements, if any), and all of Tenant's machinery, equipment, furniture, fixtures, inventory, and personal property. Such policies of insurance shall provide protection for Tenant against all casualties included under standard insurance industry practices within the classification of "Fire and Extended Coverage" and shall contain a waiver of subrogation releasing Landlord from all claims and liabilities arising from or caused by any hazard covered by Tenant's property insurance. The proceeds from said insurance shall be used to repair or reconstruct such insured property to the extent required under Section 15 of this Lease.

Additionally, Tenant shall maintain business interruption insurance in an amount adequate to cover losses incurred by Tenant as a result of any damage or destruction to the Building as described in Section 15 of this Lease.

Landlord shall, as a portion of Operating Expenses as defined in Section 8 of this Lease, maintain in effect, with a financially responsible insurance company, a policy of property insurance covering the Complex (but excluding the property required to be insured by Tenant in the preceding paragraph) on a replacement cost basis.

13.4 **Release/Waiver of Subrogation**. Notwithstanding any language to the contrary elsewhere in this Lease, Landlord and Tenant each hereby mutually release and relieve the other from all claims and liabilities arising from any injury or loss to persons, or damage to real or personal property, covered or required to be covered by the property insurance required hereunder; provided, however, that this release shall (i) be applicable and in full force and effect only to the extent permitted by applicable Law and (ii) not be applicable to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant, or their respective employees, agents, contractors, vendors, or invitees. Tenant and Landlord shall, at the earlier of the date of obtaining

insurance coverages or the date Tenant is in possession of the Premises or any portion thereof, give notice to the insurance carriers involved that the foregoing mutual waiver of liability and subrogation is contained in this Lease.

13.5 **Tenant's Contractors**. Should Tenant engage the services of any contractor or sub-contractor to perform work in the Premises, Tenant shall ensure that such contractor or sub-contractor carries insurance policies in substantially the same forms as required of Tenant under this Lease and in amounts approved by Landlord. The liability policies required to be maintained by any contractor or sub-contractor hereunder shall name Landlord, Landlord's subsidiaries and affiliates, and each of their respective successors, assigns, shareholders, members, partners, directors, officers, employees, contractors and agents and any Mortgagee (as defined in Section 17) as additional insureds on a primary and non-contributing basis.

14. ASSIGNMENT AND SUBLETTING.

14.1 **Lease Transfers**. Tenant shall not cause or permit, by operation of law or otherwise, any assignment, sublease, encumbrance, or transfer (in each case, a "**Lease Transfer**") of this Lease or any estate or interest herein without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, denied or delayed. It shall be deemed reasonable for Landlord to withhold its consent to a Lease Transfer if, as determined by Landlord: (i) the proposed subtenant's or assignee's financial responsibility does not meet the same criteria Landlord uses to select comparable Complex tenants; or (ii) the proposed subtenant's or assignee's business is not suitable for the Complex considering the business of the other tenants and the Complex's prestige; or (iii) the proposed assignee's or subtenant's use is in conflict with existing exclusives granted to other tenants in the Complex; or (iv) Tenant violates the terms of this Section 14; or (v) the proposed use is inconsistent with the use permitted by Section 1.19; or (vi) an Event of Default by Tenant exists under this Lease at the time Tenant requests Landlord's consent to a sublease or assignment; or (vii) the proposed subtenant or assignee does not have a good reputation in the business community; or (viii) the proposed subtenant or assignee is a governmental entity, or subdivision or agency thereof; or (ix) the proposed subtenant or assignee is another occupant of the Complex; or (x) the proposed subtenant or assignee is a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Complex, or an affiliate of any such person or entity; or (xi) the proposed subtenant or assignee will use the Premises or Complex in a manner that would materially increase the pedestrian or vehicular traffic to the Premises or Complex. For the avoidance of doubt, if Tenant is an entity other than a corporation whose stock is publicly traded, any transfer of an ownership interest in Tenant so as to result in a change in the control of Tenant shall be deemed a Lease Transfer requiring the prior written consent of Landlord.

If Tenant wishes to consummate a Lease Transfer, Tenant shall submit in writing to Landlord (a) the name and legal composition of the proposed assignee, subtenant or other transferee (in each case, a "**Transferee**"); (b) the nature of the business proposed to be carried on in the Premises; (c) the terms and provisions of the proposed Lease Transfer; (d) such financial and other information concerning the proposed Transferee as Landlord may reasonably request; (e) the form of the proposed assignment, sublease or other agreement governing the proposed Lease Transfer, and (f) a reminder that failure to respond within thirty (30) days is deemed an

approval of the request. Within thirty (30) days after Landlord receives all such information it shall notify Tenant whether it approves such Lease Transfer. In no event may Tenant publicly advertise or offer all or any portion of the Premises for assignment or sublease without Landlord's prior written consent and in no event at a rental less than that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Building and the Complex. Without Landlord's prior written consent, Tenant will not use the name or likeness of the Building in connection with or in promoting or advertising the Premises. Tenant shall pay Landlord an administrative and review fee of $750 simultaneous with each request by Tenant to assign or sublease any portion of the Premises. Regardless of whether the transaction concludes or Landlord's consent is granted, Tenant shall also pay Landlord's reasonable attorneys' fees, in an amount not to exceed $2,500, within five (5) days of its receipt of an invoice or prior to Landlord's execution of the document granting its consent to an assignment or sublease, whichever occurs sooner. Any attempted assignment or subletting without Landlord's prior written consent shall constitute an Event of Default. Failure of Landlord to respond within thirty (30) days after receipt of all of the information listed above shall be deemed approval by Landlord of the proposed Lease Transfer.

Neither this Lease nor any estate thereby created shall pass to any trustee or receiver in bankruptcy or any assignee for the benefit of creditors, or by operation of law.

In the event that Landlord shall consent to a subletting of all or any portion of the Premises under a sublease which obligates the subtenant to pay a rental at a rate in excess of Tenant's Annual Base Rent as set forth in Section 1.11, above (on a per square foot basis), then Landlord and Tenant shall share the excess rental as paid by the subtenant on a 50%/50% basis.

14.2 **Name Change**. In the event Tenant elects to change its name, and such name change is not a Lease Transfer requiring Landlord's consent, Tenant shall provide Landlord with written notice specifically stating that such name change is not a Lease Transfer requiring Landlord's consent and a copy of the appropriate documentation issued by the office of the applicable Secretary of State, Corporation Commission or other applicable governmental entity.

14.3 **No Release of Tenant**. Notwithstanding anything to the contrary contained in this Section 14, no consent by Landlord to any Lease Transfer shall release or discharge Tenant or guarantor (if any) from any of its obligations under this Lease, or guaranty (if any), whether occurring before or after such consent, assignment, subletting or other Lease Transfer, and the Transferee shall be jointly and severally liable with Tenant for the payment of rent (or, in the case of sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Lease Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord's express prior written consent to any subsequent Lease Transfer. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Lease Transfer.

15. DAMAGE OR DESTRUCTION.

15.1 **Damage to Premises Covered by Insurance**. Subject to the terms of Section 15.4 of this Lease, if the Premises are damaged or destroyed by fire or other casualty insurable under standard fire and extended coverage insurance (the "**Insured Event**") so as to become partially or

totally untenantable, the Premises shall be repaired and restored by Landlord and Tenant with due diligence. The repairs shall commence as soon as reasonably possible following the Insured Event. Landlord's obligation to repair and restore shall be limited to the restoration of the Building to a condition similar to that immediately before the occurrence of the Insured Event, and Tenant shall be obligated to restore the remainder of the Premises, including the Initial Tenant Improvements.

15.2 **Damage to Premises not Covered by Insurance**. If the Premises shall at any time be damaged or destroyed by a casualty not insurable under standard fire or extended coverage insurance so as to become partially or totally untenantable (the "**Uninsured Event**"), then Landlord shall have the right to either repair and restore the Premises, or to terminate this Lease. If Landlord exercises its right to repair/restore the Premises, its repair/restoration work will be exclusive of the Initial Tenant Improvements, as the Initial Tenant Improvements are to be restored at Tenant's sole cost and expense. Such election shall be made by Landlord upon notice to Tenant within sixty (60) days after the occurrence of the Uninsured Event. If Landlord elects to repair/restore, such repair/restoration shall not exceed what is required to restore the Premises to a condition similar to that at the time immediately before the occurrence of the Uninsured Event, and Tenant shall be required to repair with diligence the remainder of the Premises including repair/restoration of the Initial Tenant Improvements. If Landlord elects to terminate this Lease, this Lease shall terminate sixty (60) days after the date of the occurrence of such Uninsured Event and all Rent shall be adjusted as of such termination date.

15.3 **Destruction of the Building**. If all or any portion of the Building shall be damaged or destroyed by fire or other cause (regardless of whether the Premises may be affected thereby) to the extent that the cost of restoration thereof would exceed twenty-five percent (25%) of the amount it would have cost to replace the Building in its entirety at the time such damage or destruction occurred (the "**Major Event**"), then Landlord may elect to repair the Building within a reasonable time after such Major Event, provided that Landlord shall not be obligated to expend for such rebuilding and repairing an amount in excess of the insurance proceeds recovered or recoverable as a result of such Major Event, or Landlord may elect to terminate this Lease upon thirty (30) days' notice to Tenant, which notice shall be given, if at all, within sixty (60) days after the date of such Major Event. In the event of such termination, this Lease shall cease thirty (30) days after such notice is given and all Rent shall be adjusted as of such termination date.

15.4 **Destruction Near End of Term**. If the Premises are damaged or destroyed to the extent that the cost of the restoration would exceed twenty-five percent (25%) of the amount it would have cost to replace the Premises in their entirety at the time such damage or destruction occurred, and if the unexpired portion of the Lease Term shall be one year or less on the date of the damage or destruction, then Landlord may elect to terminate this Lease by giving notice to Tenant of its election to do so within sixty (60) days after such occurrence. If Landlord exercises such right, then this Lease shall cease as of the date of such notice and all Rent and other charges payable by Tenant shall be adjusted as of that date.

15.5 **Waiver**. Notwithstanding the destruction of or injury to the Premises or any part thereof, whether or not the same is rendered untenantable or unfit for occupancy, Tenant shall have no right under A.R.S. §§ 33-343, or otherwise, to quit and surrender possession and shall have no right to any abatement of Rent except as specifically provided in this Section 15.

15.6 **Termination**. Notwithstanding anything contained herein to the contrary, if fire or other casualty renders the whole or any material part of the Premises untenantable and the estimated repair time determined per commercially reasonable industry standards is more than two hundred seventy (270) days from the date said repairs are to commence, or if an uninsurable casualty renders the whole or any material part of the Premises untenantable, and the casualty (whether insurable or uninsurable) was not caused by Tenant or Tenant's agents, invitees, contractors, or employees, then either party, by notice in writing to the other given within ninety (90) days from the date of such damage or destruction may terminate this Lease effective upon a date within thirty (30) days from the date of such notice. If the casualty was due to the act or omission of Tenant or Tenant's agents, invitees, contractors, or employees, then the right of termination can only be exercised by Landlord.

16. EMINENT DOMAIN.

Except as may be otherwise agreed to by Landlord and Tenant as provided in this Section 16, if all of the Premises, or such portion of the Premises as renders the remainder impractical for the Permitted Use, are taken by any public authority under the power or threat of eminent domain or by private purchase in lieu thereof, then the Lease Term shall cease as of the date possession shall be taken by such public authority, and Landlord shall make a pro rata refund of any Annual Base Rent that may have been paid in advance. In the event that less than the entire Building is so taken and the Premises are not in that portion of the Building so taken and provided the Premises are not rendered untenantable thereby, then this Lease shall terminate only at the option of Landlord. In the event that only a part of the Premises is so taken and this Lease is not so terminated by Landlord, there shall be a pro rata reduction in Annual Base Rent for the period following such taking based on the portion of the Premises rendered untenantable for the Permitted Use, and all other terms and provisions hereof shall remain in full effect. All damages awarded for any such taking shall belong to and be the property of Landlord for diminution in value to this leasehold or to the fee of the Premises; provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for loss of business, depreciation to and cost of removal of stock and fixtures.

17. MORTGAGEE PROTECTION.

17.1 **Subordination of Lease**. This Lease shall be subject and subordinate at all times to the lien of any existing mortgage and other financing documents and the lien of any mortgages and other financing documents that hereafter may be made a lien upon the Complex and the real property upon which it is situated. The subordination provisions of this Section shall be self-operative, and no further instrument of subordination shall be required. In the event the holder of any such mortgage or other financing document (such holder, a "**Mortgagee**") elects to have this Lease deemed a prior encumbrance, then and in such event upon Mortgagee notifying Tenant to that effect, this Lease shall be deemed a prior encumbrance whether this Lease is dated prior or subsequent to the date of Mortgagee's encumbrance. Within ten (10) days following Tenant's receipt of Landlord's written request, Tenant will execute and deliver a subordination agreement in substantially the form reasonably required by Landlord's Mortgagee (as well as any other documents reasonably required to effect the purpose of this Section 17.1); *provided*, *however*, that such subordination agreement shall provide that, so long as there shall not be an Event of Default that remains uncured, (a) Tenant's use and occupancy of the Premises shall not be disturbed, and

(b) this Lease shall continue in full force and effect. Failure of Tenant to comply with the foregoing requirements within ten (10) days following Tenant's receipt of Landlord's written request shall be deemed an Event of Default.

17.2 **Insurance**. Whenever under this Lease policies of insurance or bonds are to be provided for the benefit of Landlord, the same shall, at the option of Landlord, be made payable to and shall secure Landlord and/or any Mortgagee.

17.3 **Estoppel Certificate**. Tenant shall, within five (5) days following a request from Landlord, execute and deliver to Landlord an estoppel certificate attesting to the terms and conditions of this Lease and the compliance to date of Landlord with the terms and conditions of this Lease and such other matters as reasonably requested by Landlord or any Mortgagee concerning the tenancy of Tenant under this Lease. In the event that Tenant asserts any default by Landlord, Tenant shall set forth such alleged default or defaults upon the said certificate in detail and attest to the fact that those listed defaults are the only defaults by Landlord hereunder. Failure of Tenant to comply with the foregoing requirements within ten (10) days following Landlord's subsequent request shall be deemed an Event of Default.

17.4 **Mortgagee's Performance**. Tenant agrees to give to any Mortgagee(s), in accordance with the notice provisions set forth in Section 23 (Notices) below, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee, which notice shall state that it is given pursuant to this Section 17.4. If Landlord shall have failed to cure such default within the applicable cure period set forth in Section 21.9 below, then Mortgagee shall have an additional period (not to exceed thirty (30) days following the later of (i) the expiration of the applicable cure period set forth in Section 21.9 below or (ii) Mortgagee's receipt of such notice) within which to cure such default, and this Lease shall not be terminated so long as such remedies are being diligently pursued.

18. INTENTIONALLY DELETED.

19. SIGNAGE.

Subject to compliance with all applicable Laws and the sign criteria for the Complex (if any), as well as Landlord's and all applicable authorities' prior approval of the location, design, color, material composition, and plans and specifications therefor, Tenant, at its sole cost and expense, shall be permitted to place (a) one building standard sign containing Tenant's name above the fascia of the Premises; and (b) vinyl identification, hours of operation, etc. on the front doors of the Premises or adjacent windows. No other signage shall be displayed by Tenant without the prior written consent of Landlord and Tenant's compliance with all applicable Laws. Tenant shall be responsible, at its sole cost and expense, to maintain, repair, and clean the signage, as is reasonably necessary. Notwithstanding any language in this Lease to the contrary, if Tenant has not completed the installation of any exterior signage which it has the right to install pursuant to the terms hereof (if any, and whether it be fascia, Building, monument or otherwise) within six (6) months of the Commencement Date, then its right to install such signage will automatically, and without notice, be of no further force or effect.

20. ENVIRONMENTAL COMPLIANCE

20.1 Tenant represents, warrants, and covenants to Landlord that:

(a) Tenant will cause the Premises at all times to be and remain in compliance with all applicable Laws relating to public health and safety and protection of the environment, including those statutes, laws, regulations, and ordinances identified in subparagraph (f), all as amended and modified from time to time (collectively, "**Environmental Laws**"). Tenant agrees to obtain and keep in effect all governmental permits and approvals relating to the use or operations of the Premises required by applicable Environmental Laws, and Tenant agrees to comply with the terms of the same.

(b) Tenant will not generate, manufacture, store, treat, transport, release, or dispose of "**Hazardous Material**", as that term is defined in subparagraph (f), on, in, under, about or from the Premises, Building or Complex, other than in such quantities as are required for the conduct of Tenant's business allowed under this Lease, and other than those lawfully incorporated into the Premises, in keeping with good construction practices, as appropriate building materials, and then only in compliance with all Environmental Laws, health, safety, handling, reporting and disclosure laws, regulations and rules. Tenant shall promptly provide to Landlord upon written request, but not more often than once in any twelve month period unless Landlord has reasonable cause to believe that Tenant is not in compliance with this Section 20, a detailed list of such materials used in the conduct of Tenant's business or incorporated in the Premises, together with copies of all applicable permits related to such materials, if any. If any Hazardous Material (other than as permitted in the foregoing sentence) is found on the Premises, or if Tenant or any one of its employees, agents, contractors, suppliers or invitees causes, contributes to or aggravates any release or disposal of any Hazardous Material on, in, under or about the Premises, Building, or Complex, Tenant, at its own cost and expense will immediately take such action as is necessary to contain the spread of and remove the Hazardous Material to the complete satisfaction of Landlord and the appropriate governmental authorities.

(c) Tenant will immediately notify Landlord and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports, or notices relating to Tenant's compliance with Environmental Laws. Tenant will, at its sole cost, promptly cure and have dismissed with prejudice any such action. Tenant will keep the Premises, Building and Complex free of any lien imposed pursuant to any Environmental Laws on account of Tenant's generation, manufacture, storage, treatment, transportation, release, or disposal of Hazardous Material.

(d) If Tenant breaches or fails to comply with any of the foregoing warranties, representations, and/or covenants, Landlord may cause the removal (or other cleanup acceptable to Landlord) of any Hazardous Material (other than those expressly authorized herein) from the Premises, Building or Complex. The costs of such Hazardous Material removal and any other cleanup (including transportation and storage costs) will be Additional Rent under this Lease, whether or not a court or administrative agency has ordered the cleanup, due and payable on Landlord's demand. Tenant hereby grants Landlord, its employees, agents and contractors, access to the Premises to remove or otherwise clean up any Hazardous Material. Landlord, however, has no affirmative obligation under this Lease to remove or otherwise clean up any Hazardous Material

from the Premises, Building or Complex and nothing in this Lease will be construed as creating any such obligation.

(e) Tenant agrees to indemnify, defend, and hold Landlord and Landlord's affiliates, shareholders, partners, directors, officers, employees and agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements, or expenses of any kind (including attorneys' and experts' fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, asserted, or awarded against Landlord or any of them in connection with or arising from or out of Tenant's obligations under this Section 20. The provisions of this Section 20.1(e) shall survive the expiration or earlier termination of this Lease.

(f) For purposes of this Lease "**Hazardous Material**" means:

(i) "**Hazardous substances**" or "**toxic substances**" as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act ("**CERCLA**"), 42 U.S.C. §9601, *et seq.*, as amended to and after this date.

(ii) "**Hazardous wastes**", as that term is defined by the Resource Conservation and Recovery Act ("**RCRA**"), 42 U.S.C. §6901, *et seq.*, as amended to and after this date.

(iii) Any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended to and after this date.

(iv) Crude oil or any fraction of it that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute).

(v) Any radioactive material, including any source, special nuclear, or by-product material as defined at 42 U.S.C. §201-1, *et seq.*, as amended to and after this date.

(vi) Asbestos in any form or condition.

(vii) Polychlorinated biphenyl's (PCB's) or substances or compounds containing PCB's.

(g) Tenant shall not cause or permit the escape, disposal or release of any biologically or chemically active or other Hazardous Materials. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such substances or materials. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable

costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

21. DEFAULT.

21.1 **Events of Default**. The occurrence of any of the following shall constitute an "**<u>Event of Default</u>**" by Tenant:

(a) Tenant fails to pay any Rent when due and such default shall continue for five (5) days after written notice from Landlord of the delinquency.

(b) Tenant abandons or vacates the Premises.

(c) Tenant fails to comply with any of the provisions of Section 20 - Environmental Compliance.

(d) Any guarantor of this Lease is in default under any guaranty of this Lease.

(e) Tenant fails, within sixty (60) days after the commencement of any proceedings against Tenant seeking relief under any reorganization, arrangement, consolidation, readjustment, liquidation, dissolution or similar arrangement or proceeding under any state or federal bankruptcy or other statute, law or regulation, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after any appointment pursuant to any state or federal bankruptcy or other statute, law or regulation, without Tenant's consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant' s assets, to have such appointment vacated.

(f) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (e) above, and such failure is not cured within thirty (30) days after Tenant receives written notice thereof or, if such failure cannot be cured within such thirty (30) day period, Tenant fails within such thirty (30) day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of its receipt of such written notice; provided, however, that if Landlord in its reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute an Event of Default immediately upon the receipt of such written notice by Tenant.

(g) Tenant causes an Event of Default to occur as set forth in this Lease.

21.2 **Remedies**. Upon the occurrence of an Event of Default, then without any further notice, demand or delay Landlord shall have the following remedies, which shall not be exclusive

but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) If Tenant shall have abandoned or vacated the Premises, Landlord may, without terminating this Lease, change the locks on the doors to the Premises and exclude Tenant therefrom.

(b) Landlord may, upon notice to Tenant, terminate this Lease, or without notice to Tenant re-enter the Premises, change the locks on the doors to the Premises and exclude Tenant therefrom, all without terminating this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a notice of such intention is given to Tenant (all other demands and notices of forfeiture or other similar notices being hereby expressly waived by Tenant). Upon the service of any such notice of termination, the Lease Term shall automatically terminate. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Premises, reasonable attorneys' fees, and the value at the time of such termination of any rent reserved in this Lease for the remainder of the Lease Term over the then reasonable rental value of the Premises for the remainder of such Lease Term (after taking into account the amount of time Landlord reasonably expects it will take to have a replacement tenant begin paying rent for the Premises and the out-of-pocket costs incurred in connection with such reletting), all of which amount shall be immediately due and payable from Tenant to Landlord.

(c) Landlord may require that, upon any termination of this Lease or Tenant's right to possession without termination of this Lease, Tenant shall immediately surrender possession of the Premises to Landlord, vacate the same and remove all effects therefrom except those that may not be removed under other provisions of this Lease or that are subject to Landlord's statutory lien. If Tenant fails to surrender possession and vacate as aforesaid, Landlord may forthwith re-enter the Premises and expel and remove Tenant and any other persons and property therefrom, without being deemed guilty of trespass, eviction, conversion or forcible entry and without thereby waiving Landlord's rights to rent or any other rights given Landlord under this Lease or at law or in equity. If Tenant does not remove all effects from the Premises, Landlord may either declare such effects abandoned and dispose of the same in any reasonable manner without liability to Tenant or any other party, or remove any or all of such effects in any manner it shall choose and store the same without liability to Tenant. Tenant shall pay Landlord on demand any expenses incurred in such removal and storage for any length of time during which the same shall be in Landlord's possession or in storage.

(d) Landlord can continue this Lease in full force and effect, and Landlord shall have the right to collect Annual Base Rent and Additional Rent when due. After Tenant's right to possession is terminated, Landlord may enter the Premises and may make such alterations and repairs as it shall determine may be reasonably necessary to relet the Premises and Landlord will make reasonable efforts to cause the Premises to be relet upon such terms and conditions as Landlord in its sole discretion may deem advisable. Upon any reletting, all rentals received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than rent or other charges due under this Lease from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees, reasonable

attorneys' fees and costs of such alterations and repairs; and third, to the payment of Annual Base Rent and Additional Rent and other charges due and unpaid hereunder. In no event shall Tenant be entitled to receive any surplus of any sums received by Landlord on a reletting in excess of the rental and other charges payable hereunder. If such rentals and other charges received from such reletting during any month are less than those to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord upon demand. No act by Landlord allowed by this Section shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

21.3 **Receipt of Monies**. No receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the Premises after the giving of any notice under this Lease, including, without limitation, a notice of termination of this Lease, shall reinstate, continue or extend the Lease Term or affect any notice given to Tenant prior to the receipt of such money. No payment by Tenant or receipt by Landlord of a lesser amount than the charges herein reserved shall be deemed to be other than on account of the earliest stipulated rent or other charges owed by Tenant, nor shall any endorsement or statement on any check or on any letter accompanying any check be deemed to be an accord and satisfaction. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

21.4 **Bankruptcy**. If at any time there exists an act of bankruptcy, which shall include the filing by Tenant or any guarantor of a petition in bankruptcy (including, without limitation, a petition for liquidation, reorganization or for adjustment of debts of an individual with regular income), the filing of any such petition against Tenant or any guarantor with such party failing to secure a dismissal thereof within thirty (30) days after the filing thereof, or Tenant or any guarantor becoming insolvent or admitting in writing an inability to pay its debts as they mature, or making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors or a custodian being appointed or taking possession of Tenant's or any guarantor's property whether or not a judicial proceeding is instituted, then this Lease at Landlord's option shall (if permitted by law) be terminated, in which event neither Tenant, any guarantor, nor any person claiming through or under Tenant or any guarantor or by virtue of any statute or court order shall be entitled to possession of the Premises. Landlord, in addition to the other rights and remedies given by this Lease or by virtue of any statute or rule of law, may retain as liquidated damages any rent or any monies received by Landlord from Tenant or others on behalf of Tenant.

21.5 **Legal Expenses**. In case an attorney is retained by Landlord to enforce its rights hereunder, Landlord is entitled to recover its reasonable attorneys' fees. Should a suit be brought because of the alleged breach of any agreement or obligation contained in this Lease on the part of Tenant or Landlord to be kept or performed, and a breach shall be established, the prevailing party shall be entitled to recover all expenses incurred therefor, including reasonable attorneys' fees and legal expenses. In addition to the foregoing, Tenant agrees to pay Landlord, or reimburse Landlord within ten (10) days of written demand therefor, all reasonable costs and expenses for legal counsel, incurred by Landlord or any of its related parties in connection with the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to (i) Tenant or any affiliate of Tenant, any assignees claiming by, through, or under Tenant or its affiliate, any subtenants claiming by, through, or under Tenant or its affiliate or (ii) any obligation of Tenant

under this Lease or any other document related to this Lease (or the response to and preparation for any subpoena or request for document production relating thereto).

21.6 **Landlord's Right to Cure Default**. If Tenant fails to perform any agreement or obligation on its part to be performed under this Lease, Landlord shall have the right (but shall be under no obligation), if no emergency exists, to perform the same upon ten (10) days' notice to Tenant, and, in any emergency, to perform the same immediately without notice or delay. For the purpose of curing Tenant's defaults as aforesaid, Landlord shall have the right to enter the Premises and Tenant shall within ten (10) days after demand reimburse Landlord for any costs incurred by Landlord to cure any of Tenant's defaults, including reasonable attorneys' fees. Except for gross negligence or willful misconduct by Landlord, Landlord shall not be liable for any loss, inconvenience, annoyance or damage resulting to Tenant or anyone holding under Tenant for any action taken by Landlord pursuant to this Section. Any act done by Landlord pursuant to this Section shall not constitute a waiver of any such default by Tenant or a waiver of any covenant, term or condition herein contained or the performance thereof.

21.7 **Rights and Remedies**. The rights and remedies given to Landlord in this Lease are distinct, separate, non-exclusive and cumulative rights and remedies, in addition to every other remedy at law or in equity, and may be exercised concurrently. No delay or failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition. No waiver by Landlord of any breach (including the recurrent failure to timely pay rent) by Tenant under this Lease or of any breach by any other tenant under any other lease of any portion of the Complex shall affect or alter this Lease in any way whatsoever or be construed as a waiver of any subsequent breach.

21.8 **Security Deposit**. Tenant shall pay Landlord the Security Deposit, concurrently with the execution of this Lease, which sum shall be retained by Landlord as security for Tenant's full, timely and faithful performance of all of Tenant's obligations hereunder, including but not limited to the payment of Annual Base Rent, Operating Expenses and Real Estate Taxes. If Tenant fails to pay such amount or any other charges hereunder or otherwise defaults with respect to any provisions of this Lease, Landlord may, at its option, apply all or any portion of the Security Deposit to the payment thereof or for payment of any other sums for which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to the full amount stated in Section 1, above, and Tenant's failure to do so shall be an Event of Default. Tenant shall not be entitled to any interest upon the Security Deposit, nor shall Landlord be required to segregate or hold the Security Deposit separate from Landlord's other funds, but shall carry such sum as a bookkeeping entry only. In the event that Tenant shall fully perform the covenants and provisions of this Lease, Landlord shall refund the Security Deposit, or the unused balance thereof, if any, to Tenant within thirty (30) days after the expiration or sooner termination of the Lease Term.

Notwithstanding anything set forth herein to the contrary, provided that Tenant has not defaulted under any provision of this Lease before the due date of the monthly installment of Base

Rent for the calendar months of February 2027 (i.e., the thirteenth (13th) of the Term), March 2027 (i.e., the fourteenth (14th) month of the Term), February 2028 (i.e., the twenty-fifth (25th) month of the Term), and March 2028 (i.e., the twenty-sixth (26th) month of the Term) (each a "**Deposit Application Month**"), Landlord shall apply a portion of the Security Deposit in the amount of the monthly installment of Base Rent and privilege taxes thereon due and payable for the Deposit Application Month (noting that Tenant shall be required to timely pay all Additional Rent including any balance due for Base Rent or the full amount of Operating Expenses for said month plus applicable transaction privilege taxes thereon). Notwithstanding the foregoing, if Tenant defaults with respect to any provision of this Lease prior to a Deposit Application Month, Landlord shall neither be obligated to nor shall apply any portion of the Security Deposit to the Deposit Application Month (or any subsequent Deposit Applicable Month), and Landlord shall retain the entire Security Deposit deposited by Tenant for the remainder of the Term.

21.9 **Default by Landlord**.

(a) If Landlord shall fail or neglect to perform or observe any of the terms, covenants or conditions of this Lease on its part to be performed or observed within thirty (30) days after receipt of written notice of default or, when more than thirty (30) days are reasonably required because of the nature of the default, if Landlord shall fail to commence and proceed diligently to cure such default within thirty (30) days after receipt of written notice from Tenant, then as Tenant's sole and exclusive remedy Landlord shall be liable for any and all actual compensatory damages sustained by Tenant as a result of Landlord's breach, it being understood and agreed that Tenant waives all rights it may have to seek punitive, consequential, special and/or indirect damages from Landlord.

(b) Provided that Tenant has been notified in writing of the most current mailing address of Landlord's Mortgagee, Tenant shall notify said Mortgagee of Landlord's default and shall afford said Mortgagee the opportunity to cure Landlord's default for a period of thirty (30) days following the later of: the Mortgagee's receipt of such notice; or expiration of Landlord's cure period.

(c) Landlord shall reimburse Tenant for its out-of-pocket costs directly incurred by Tenant as a result of curing Landlord's breach, within thirty (30) days of receipt of an itemized bill therefore, provided Tenant fully complies with each of the following:

(i) Landlord receives thirty (30) days (the "**Notice Period**") prior written notice from Tenant of its intent to commence such repairs, including a detailed description of the work to be performed together with a copy of at least two (2) fixed bids from reputable contractors skilled in the subject area.

(ii) Within the Notice Period, Landlord does not send Tenant written notice disputing any aspect of the contemplated work, including Landlord's liability thereof, the manner of the contemplated work, the cost of the work or the selection of the contractor.

(iii) Tenant submits copies of all paid invoices together with lien waivers signed by each vendor/contractor indicating that they have been paid in full for all services rendered and materials supplied.

(iv) Tenant secures all necessary governmental approvals prior to commencement of any work.

(d) In the event Landlord sends Tenant written notice disputing any aspect of the contemplated work within the Notice Period, the parties shall immediately meet to attempt to resolve such dispute. If the dispute relates to a matter other than Landlord's legal liability therefor and the dispute is not resolved within thirty (30) days following expiration of the Notice Period, the parties shall choose an expert to resolve the matter. If the parties cannot agree upon an expert within fifteen (15) days, the parties shall then each choose an expert who shall in turn choose a third expert who will alone determine the appropriate resolution of the dispute. For purposes of this provision, an "**expert**" shall refer to a reputable individual who is licensed to perform services in the specific area of the contemplated work and who has a significant amount of experience in actually performing such services.

21.10 **Duty to Mitigate**. If an Event of Default (with respect to Tenant) or a default (with respect to Landlord) occurs, Landlord or Tenant, as applicable, will use commercially reasonable efforts to mitigate its damages. Landlord will be conclusively deemed to have fulfilled its obligation to do so if it lists the Premises for lease with a real estate broker on terms recommended by the broker. Tenant will not have any claim against Landlord on account of Landlord's failure to use commercially reasonable efforts to mitigate its damages.

22. SURRENDER OF POSSESSION.

22.1 **Condition**. At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises broom-clean in good condition and repair and in compliance with the other terms and conditions of this Lease relating to the condition of the Premises, including Section 22.3 below. Prior to surrendering possession of the Premises, Tenant must remove all Hazardous Materials brought onto the Premises during the Term and leave the Premises in a condition that complies with all Environmental Laws.

22.2 **Holding Over**. In the event Tenant remains in possession of any part of the Premises after the expiration of the tenancy created hereunder, without Landlord's written consent, Tenant shall be considered a hold-over tenant subject to all of the conditions of this Lease insofar as the same are applicable to a hold-over tenant, except that the Monthly Installment of Annual Base Rent payable by Tenant shall be an amount equal to 175% of the Monthly Installment of Annual Base Rent and Additional Rent paid by Tenant during the last month of the Lease Term. Notwithstanding anything to the contrary contained herein, Tenant shall vacate the Premises within two (2) days of receipt of Landlord's written notice ("**Holdover Notice To Vacate**"); provided that Tenant shall not be required to vacate the Premises prior to the Termination Date. If Tenant remains in possession of the Premises after both the Termination Date and the date set forth in the Holdover Notice To Vacate without the execution of a new lease, it shall be occupying the Premises as a tenant at sufferance, subject to all of the conditions of this Lease insofar as the same are applicable to tenants at sufferance, except that the monthly rent payable by Tenant shall be an amount equal to 200% of the Monthly Installment of Annual Base Rent and Additional Rent paid by Tenant during the last month of the Lease Term. Tenant shall indemnify and hold Landlord harmless from and against all claims, liabilities, damages, costs or expenses, including reasonable attorneys' fees and costs of defending the same, incurred by Landlord and arising from Tenant's

failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages, including lost profits, proven by any prospective tenant of the Premises, (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises, or its termination of an already executed lease, and (iii) Landlord's damages as a result of any delay in Landlord's ability to ready the Premises (or any portion thereof) for the next occupant. Nothing contained herein shall limit Landlord's right to change the locks and to immediately recover possession of the Premises from Tenant during any hold-over tenancy or from evicting Tenant from the Premises in the manner set forth under Arizona law. Tenant shall be deemed to be holding over until Landlord has legal possession of the Premises, and Tenant has surrendered the Premises in the condition and repair required by this Lease.

22.3 **Fixtures**. All partitions, wallcovering, ceilings, sinks, plumbing, floor covering, and other improvements within the Premises shall become the property of Landlord at the moment of completion of installation; provided, however, Landlord may direct Tenant to remove, upon the expiration or earlier termination of this Lease and at Tenant's sole cost and expense, any such improvements not previously approved by Landlord and any such other improvements required to be removed as indicated by Landlord at the time of Landlord's consent to same. Tenant shall, at its sole cost and expense, remove all plenum wiring and other cabling located in the ceiling of the Premises upon the expiration or earlier termination of this Lease. Tenant shall retain ownership of all removable trade fixtures and machinery ("**Tenant's Property**") placed in the Premises by Tenant. Prior to the expiration or earlier termination of this Lease, Tenant shall remove all Tenant's Property and repair any damages occasioned by such removal at Tenant's expense. Upon the failure of Tenant to remove Tenant's Property prior to expiration or earlier termination of this Lease, all remaining Tenant's Property shall, at Landlord's election, be deemed abandoned by Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall have no right to compel Tenant to remove and restore floor coverings, wall partitions or carpet.

23. NOTICES.

Any notice, demand, consent, approval, direction, agreement or other communication required or permitted under this Lease or under any other documents in connection herewith shall be in writing to Tenant at the address set forth in Section 1.3 or to Landlord at the address set forth in Section 1.2 (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby). Notices shall be deemed sufficient notice and service, if such notice is delivered (i) personally or by a nationally-recognized overnight courier service providing proof of delivery, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day); or (ii) by U.S. certified mail, postage prepaid, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the third business day after the date of deposit in the U.S. Mail.

24. OCCUPANCY.

If Landlord permits Tenant to occupy the Premises prior to the Commencement Date, such occupancy shall be governed by all of the terms and conditions of this Lease, including the requirement under Section 13 of this Lease to maintain insurance. However, Tenant shall not owe

Landlord any sums for Annual Base Rent, Real Estate Taxes or Operating Expenses associated with the Premises during said early occupancy period unless Tenant begins conducting business therein. Landlord shall be the sole judge as to when the Premises are ready for occupancy.

25. JOINT AND SEVERAL LIABILITY.

In the event that two or more individuals, corporations, partnerships or other entities (or any combination of two or more thereof) shall sign this Lease as Tenant: (i) the liability of each individual, corporation, partnership or other entity to perform all obligations hereunder shall be deemed to be joint and several; and, (ii) any of the signers of this Lease, acting individually, has the power to bind all of the signers of this Lease by its execution of any subsequent document relating to this Lease (such as an amendment). In like manner, in the event that Tenant shall be a partnership or other business association, the members of which are, by virtue of statute, or general law, subject to personal liability, then and in that event, the liability of each such member shall be deemed to be joint and several.

26. QUIET ENJOYMENT.

So long as Tenant is not in default under any of the covenants and agreements of this Lease, Tenant's quiet and peaceable enjoyment of the Premises shall not be disturbed by Landlord or by any person claiming by, through, or under Landlord.

27. BROKERAGE FEES.

Tenant represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Lease. Landlord represents that it has not entered into a written agreement which is in effect as of the Effective Date with respect to the leasing of the Premises with any broker other than CBRE Inc. (James B. Cohn) ("**Landlord's Broker**"). Landlord and Tenant shall indemnify each other against and hold the other harmless for, from and against all liabilities arising from any claims, including attorneys' fees incurred by the non-breaching party, in connection with a breach of the foregoing representation as it relates to the claim of any third party seeking a commission, finder's fee or other compensation by, through or under the indemnifying party. Landlord shall compensate Landlord's Broker pursuant to a separate agreement.

28. GENERAL.

28.1 **Consent**. Whenever under this Lease provision is made for Tenant to secure the consent of Landlord, such consent shall be in writing, and unless otherwise set forth herein, shall be given or withheld in Landlord's sole and absolute discretion. The consent by either party to any act by the other party of a nature requiring consent shall not be deemed to constitute consent to any future similar act.

28.2 **Lease Negotiation**. The submission of this Lease for examination does not constitute an offer, a reservation of or option for the Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

28.3 **No Modification**. This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. No representations, understandings or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. This Lease can only be modified or amended by a writing signed by the party against whom the modification or amendment is seeking to be enforced.

28.4 **Severability**. If any term or provision of this Lease, or any portion thereof, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Lease and the application of such term or provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected and shall be valid and be enforced to the fullest extent permitted by law.

28.5 **Third Party Beneficiary**. Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third-party beneficiary except rights contained herein for the benefit of Landlord's Mortgagee.

28.6 **Headings**. The headings of the Sections and Subsections herein are for convenience only, and do not limit or construe the contents of such Sections and Subsections.

28.7 **Force Majeure**. Whenever a period of time is herein provided for either party to perform, said party shall not be responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, national emergency, acts of a public enemy, governmental restrictions, laws or regulations, or any other cause or causes, whether similar or dissimilar to those enumerated, beyond its reasonable control. This Section shall not excuse Tenant, under any circumstances, from either (a) the prompt payment of Base Rent, Additional Rent, or any other payments required by the terms of this Lease to be paid by Tenant to Landlord and/or (b) Tenant's obligation to vacate the Premises upon the expiration of this Lease or its earlier termination.

28.8 **Parties in Interest**. The terms, conditions, covenants and agreements herein contained shall inure to the benefit of and shall bind the parties hereto and their respective successors and permitted assigns.

28.9 **Waiver**. No provisions of this Lease shall be deemed waived unless such waiver is in writing and signed. The waiver of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. Landlord's acceptance of any payment of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease, including Tenant's recurrent failure to timely make Monthly Installment or Additional Rent payments, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

28.10 **Jury Trial**. Landlord and Tenant hereby mutually waive any and all rights which either may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction.

28.11 **Limitation of Liability**. Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to its interest in the Building and any judgments rendered against Landlord shall be satisfied solely out of Landlord's interest in the Building. Landlord will not be personally liable for any deficiency The provisions hereof shall inure to Landlord's successors and assigns including any Mortgagee. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord's obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord. Notwithstanding any language in this Lease or at law that may be to the contrary, in no event shall any member, manager, employee, partner, beneficiary officer, director, or agent of either Landlord or any affiliate of Landlord ever be personally for any such judgment, or for the payment of any monetary obligation to Tenant.

28.12 **Authority**. If Tenant is a corporation, partnership or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

28.13 **No Partnership**. Nothing contained in this Lease shall be interpreted as creating a partnership, joint venture, or relationship of principal and agent between Landlord and Tenant, it being understood that the sole relationship created hereby is one of landlord and tenant.

28.14 **Applicable Law**. This Lease shall be governed by and construed in accordance with the laws of the State of Arizona.

28.15 **Entire Agreement**.

(a) This Lease contains the entire understanding and agreement of the parties hereto. All prior negotiations, understandings and agreements between the parties have been incorporated herein and are superseded hereby.

(b) Tenant acknowledges and agrees that no prior information provided or statements made by Landlord or its agent(s) ("**Prior Information**"), including without limitation, estimated Operating Expenses and Real Estate Taxes, any other financial matters, and any matters related to:

(i) Any of the premises in the Building or Complex;

(ii) The Building itself or the Complex itself; or

(iii) The number or kind of tenants in the Building or Complex, have in any way induced Tenant to enter into this Lease.

(c) Tenant acknowledges that prior to entering into this Lease, the Tenant has satisfied itself of all its concerns by conducting an independent investigation of the validity of such Prior Information.

28.16 **Restrictive Covenants**. Tenant's use of the Premises shall comply with the restrictive covenants, easements, declarations, development agreements, CC&R's or other similar documents that come into effect after the Effective Date now in force or later imposed on the Premises.

28.17 **Additional Terms**. Additional terms to this Lease, if any, are attached as **Exhibit "A"**.

28.18 **Waivers by Tenant**.

(a) **Declaratory Judgment Action**. Tenant agrees to waive its right to bring a declaratory judgment action with respect to any notice of violation or default sent pursuant to any provision of this Lease.

(b) **Injunctive Relief**. Tenant agrees to waive its right to seek injunctive relief that would stay, extend, or otherwise toll any of the time limitations or provisions of this Lease or any notice sent pursuant thereto.

28.19 **Tenant Financial Information**. Within fifteen (15) days after request therefor by Landlord, Tenant shall supply to Landlord such financial information as may be reasonably requested by Landlord in the following circumstances: (i) in connection with a prospective or existing mortgage loan on the Complex; (ii) in connection with any lease amendment or exercise of any tenant option or right; or (iii) in connection with a prospective sale of the Complex or sale of an interest therein.

28.20 **Counterparts/Electronic Signatures**. This Lease may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party had signed on the same signature page. This Lease may be transmitted by fax or by electronic mail in portable document format ("**pdf**") and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.

28.21 **Time of Essence**. Time is of the essence with respect to the obligations to be performed under this Lease.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

GKI INDUSTRIAL PHOENIX, LLC,
a Delaware limited liability company

By: ______________________________

Print Name: Heather Mutterperl

Its: Vice President

TENANT:

POWERLINK DIGITAL PARTNERS ARIZONA LLC,
an Arizona limited liability company

By: ______________________________

Print Name: Jeff Fehlan

Title: Manager, Chair

Date: 1/9/26

EXHIBIT "A"
ADDITIONAL TERMS AND CONDITIONS

NONE

EXHIBIT "B"
COMPLEX LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF MARICOPA, STATE OF ARIZONA, AND IS DESCRIBED AS FOLLOWS:

Real property in the County of Maricopa, State of Arizona, described as follows:

LOTS 61 AND 62, HOHOKAM INDUSTRIAL PARK UNIT II, A SUBDIVISION RECORDED IN BOOK 174 OF MAPS, PAGE 33, RECORDS OF MARICOPA COUNTY, ARIZONA.

EXCEPT ANY PORTION OF PROPERTY DESCRIBED IN SPECIAL WARRANTY DEED AS DEEDED TO THE STATE OF ARIZONA, RECORDED AS 2013-848607 OF OFFICIAL RECORDS.

EXHIBIT "C"
BUILDING SITE PLAN

The Clusters

2404 - 2420 W. 14th Street, Tempe



● Backflow ● Fire Riser ● Fire Panel ● Lock Box ● Exterior Lighting

EXHIBIT "D"
PREMISES



ADD DOOR
ADD DOOR
2410
ADD CHAIN LINK FENCE W/SLATS, EXACT LOCATION AND GATE CONFIGURATION TO BE DETERMINED
ADD WALL OPENING

EXHIBIT "E"
WORK LETTER

TENANT FINISH-WORK: WORK OF LIMITED SCOPE (NO PLANS)

(Landlord Performs the Work)

1. **Acceptance of Premises**. Except as set forth in this Exhibit, Tenant accepts the Premises in their "AS-IS" condition on the date that this Lease is entered into, without representation, warranty or covenant of or from Landlord, and Landlord shall have no obligation to perform any work or construct any tenant improvements therein of any kind or character whatsoever (including demolition of any improvements existing therein or construction of any tenant finish-work or other improvements therein), and shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein. Tenant acknowledges that Landlord has made no representations or warranties, express or implied, concerning the tenant improvements presently existing at, or the condition of, the Premises, and Tenant further acknowledges that it has had adequate opportunity to inspect and approve, and has adequately inspected and approved, the tenant improvements presently existing at, and the condition of, the Premises.

2. **Scope of Work**. Landlord at its expense shall perform the following work in the Premises (the "**Initial Tenant Improvements**") using Building-standard materials and Building-standard quantities selected by Tenant, in accordance with space plan attached hereto as **Exhibit E-1**:

X Installation of two (2) 3'0 doors in back offices of the Premises.
X Construct 6"0 opening between breakroom and small office.

[Remainder of page intentionally left blank.]

EXHIBIT "E-1"

SPACE PLAN


ADD DOOR
ADD DOOR
2410
ADD CHAIN LINK FENCE W/SLATS, EXACT LOCATION AND GATE CONFIGURATION TO BE DETERMINED
ADD WALL OPENING

EXHIBIT "F"
RULES AND REGULATIONS

To the extent these Rules and Regulations are inconsistent with the Lease and/or any of the other exhibits to the Lease, the terms of the Lease and other exhibits shall control.

1. Sidewalks, halls, passages and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises.

2. Any common areas, including, but not limited to, halls, passages, entrances, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases have the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall threaten the safety, character, reputation or interests of the Complex and its tenants, provided, that nothing contained herein shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities.

3. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into the halls or other places of the Building's common areas shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the tenant who, or whose employee, agent or visitor, shall have caused it.

4. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the Tenant's Premises, such use of such curtain, blind, shade or screen shall be discontinued forthwith by Tenant. No awnings shall be permitted on any part of the Premises or the Building.

5. Tenant shall not place a load upon any floor of the Building which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.

6. Tenant shall not bring into or keep in or about the Building or the Complex any animals (except assistance dogs), birds or aquariums.

7. Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made.

8. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage which includes keeping doors locked and windows and other means of entry to the Premises closed.

9. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Complex and shall not exhibit, sell or offer to sell, use, rent or exchange to retail customers in or from the Premises.

10. Tenant shall supervise all contractors, contractor's representatives and installation technicians, rendering any service to Tenant and Tenant shall be liable for damage caused or clean-up required in connection therewith. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devises and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

11. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operating of the Building's heating and air conditioning.

12. Tenant shall not do any cooking in the Premises or engage any coffee cart service except for incidental cooking (i.e. lunchroom microwaving, on-site coffee exclusively serving Tenant's employees).

13. No portion of the Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

14. Tenant shall, and shall use reasonable efforts to cause its employees, agents, and invitees to, observe and comply with all driving and parking signs and markers on the property surrounding the Building.

15. Tenant shall give prompt notice to Landlord of any accidents to or defects in the Building, including, but not limited to, plumbing, electrical, mechanical, roofing, floors, glass, walls or doors.

16. The directories of the Building shall be used exclusively for the display of the name and location of the Building tenants. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

17. Tenant shall clean its loading areas and front, side and other entrances on a regular and timely basis. If, after giving Tenant notice, Tenant has failed to clean its loading areas as provided herein, Landlord reserves the right to clean such areas at Tenant's expense.

18. Tenant shall use reasonable efforts to notify Landlord and provide copies to Landlord if Tenant uses the name of the Complex, other than as the address of Tenant's business, or if Tenant uses pictures of the Premises in advertising or other publicity. Tenant shall not, without the prior consent of Landlord, use pictures of the Complex in advertising or other publicity.

19. Tenant shall not be permitted to do any of the following without the prior consent of the Landlord:

(a) Store on any part of the property surrounding the Building any vehicles, product, equipment or any other property.

(b) Install permanent or temporary signs on the Building or any part of the property surrounding the Building.

(c) Place any lettering on doors or windows located in the Building.

(d) Go upon the roof of the Building.

(e) Attach, hang or use any curtains, blinds, shades or screens, other than those installed by Landlord, on any window or door of the Building, or remove any curtains, blinds, shades or screens; provided, however, that Tenant may, without the consent of Landlord, repair or replace existing curtains, blinds, shades or screens so long as such replacements are of the same color, size, quality and specifications as those originally installed by Landlord.

20. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and the Complex, and for the preservation of good order therein.

EXHIBIT "G"

COMMENCEMENT DATE MEMORANDUM

To: ________________________
____
____

Re: Lease dated ________________________, 202__, between GKI INDUSTRIAL PHOENIX, LLC, a Delaware limited liability company ("**Landlord**"), and POWERLINK DIGITAL PARTNERS ARIZONA LLC, an Arizona limited liability company ("**Tenant**") concerning Suite _______ of the Building located at 2410 W. 14th St. Tempe, Arizona 85281.

Ladies/Gentlemen:

In accordance with the Lease referenced above, we wish to advise you and/or confirm as follows:

1. That the Commencement Date of the Lease is ___________ and the Termination Date is ____________, unless the Lease is sooner terminated or extended as provided therein.

2. That in accordance with the Lease, the Monthly Installments of Base Rent commenced/will commence to accrue on _______________________.

3. If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

4. Rent is due and payable in advance on the first day of each and every month during the Lease Term. Your rent checks should be made payable to ______________________ and delivered to ____.

5. Tenant's Pro Rata Share is _______%.

Executed at ________________ on the ___ day of ___________, 202_.

LANDLORD:

GKI INDUSTRIAL PHOENIX, LLC,
a Delaware limited liability company

By: ________________________________

Print Name: __________________________

Its: _________________________________

TENANT:

POWERLINK DIGITAL PARTNERS ARIZONA LLC,
an Arizona limited liability company

By: ________________________________

Print Name: __________________________

Title: _______________________________

EXHIBIT "H"

INTENTIONALLY DELETED